NR09-04US	February 12, 2009

International Tower Hill Mines Ltd. Announces

Bought Deal Equity Financing

Vancouver, B.C……..International Tower Hill Mines Ltd. (“ITH” or “the Company”) - (TSXV: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce that it has entered into an agreement with a syndicate of underwriters (“Underwriters”) to sell an aggregate of 2,000,000 common shares of the Company (“Shares”) at a price of $2.50 per Share for gross proceeds of $5,000,000 on a bought deal basis in Canada and a concurrent private placement in the United States to institutional accredited investors (the “Offering”).  The Company has also granted the Underwriters an option (the “Over Allotment Option”) to purchase up to an additional 2,000,000 common shares of the Company (“Over Allotment Shares”) at a price of $2.50 per Over Allotment Share to cover over allotments.  The Over Allotment Option is exercisable by the Underwriters, in whole or in part, at any time up to 48 hours before closing of the Offering.

The Underwriters will be paid a commission in cash and non-transferrable broker’s warrants.  The Offering is expected to close on or around March 4, 2009.

Completion of the Offering is subject to the completion of satisfactory due diligence by the Underwriter with respect to the Company, completion and execution of a formal underwriting agreement and acceptance for filing by the TSXV and NYSE-A on behalf of the Company.

The Company intends to use the net proceeds for continued work on its Livengood Gold project in Alaska, as well as further work on its other Alaskan and Nevada mineral properties and for general working capital.

The Offered Securities have not been and will not be registered under the U.S. Securities Act of 1933 (the “1933 Act”) and may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the 1933 Act) absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Offered Securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to the advanced multimillion ounce gold discovery at Livengood.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its key holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this press release, which has been prepared by management.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated completion of a bought deal financing and concurrent private placement in the US, the potential exercise by the Underwriters of the Over Allotment Option, the proposed closing date and the proposed use of the proceeds of the financing by the Company, are forward-looking statements.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, risks associated with the timing and pricing of the financing, pricing fluctuations in metal prices, currency fluctuations, dilution, the volatility of the Company's common share price and volume; and tax consequences to U.S. investors, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Information Form filed with certain securities commissions in Canada and its annual report on Form 20-F filed with the United States Securities and Exchange Commission (the “SEC”), and other information released by the Company and filed with the appropriate regulatory agencies.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its United States public disclosure filings may be accessed via www.sec.gov, and readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.